UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 28, 2017

Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

ITEM 1.01    Entry into a Material Definitive Agreement.
The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 2.01    Completion of Acquisition or Disposition of Assets.
On September 28, 2017, OneBeacon Insurance Group, Ltd. (“OneBeacon”), a non-wholly owned subsidiary of White Mountains Insurance Group, Ltd. (“White Mountains”), completed its previously announced merger (the “Merger”) with a subsidiary of Intact Financial Corporation (“Intact”), pursuant to the terms of the Agreement and Plan of Merger, dated as of May 2, 2017 (the “Merger Agreement”), by and among OneBeacon, Intact, Intact Bermuda Holdings Ltd., a wholly owned subsidiary of Intact (“Holdco”) and Intact Acquisition Co. Ltd., a wholly owned subsidiary of Holdco. At the effective time of the Merger, each of the 71,754,738 Class B common shares of OneBeacon owned by Lone Tree Holdings Ltd. and Bridge Holdings (Bermuda) Ltd., each a wholly owned subsidiary of White Mountains, was automatically transferred to Holdco in exchange for the right to receive an amount in cash equal to $18.10, without interest, for aggregate total proceeds of approximately $1.3 billion. As of June 30, 2017, the transaction was estimated to result in a net gain of approximately $528 million for White Mountains’s common shareholders.
On September 28, 2017, in connection with the closing of the Merger, White Mountains Advisors LLC, a wholly owned subsidiary of White Mountains (“WM Advisors”), and OneBeacon entered into the Second Amended and Restated Investment Management Agreement (the “IMA”), pursuant to which WM Advisors will continue to act as discretionary advisor with respect to certain assets of OneBeacon and its subsidiaries. The IMA amends and restates the Amended and Restated Investment Management Agreement, dated as of December 23, 2014 (as amended, the “Existing IMA”), by and between WM Advisors and OneBeacon. The foregoing summary is qualified in its entirety by the full text of the IMA, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, and the Existing IMA and the amendments thereto, each previously filed with the Securities and Exchange Commission.
ITEM 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the consummation of the Merger, the Board of Managers of OneBeacon Services, LLC approved the termination of the OneBeacon Supplemental Savings Plan and the OneBeacon Insurance Excess Benefit Plan, effective upon the effective time of the Merger. Certain employees of White Mountains, including Reid T. Campbell, Chief Financial Officer, participated in these plans. Upon these plan terminations, Mr. Campbell became entitled to receive (x) a lump sum payment of $8,860, equal to his outstanding account balance under the OneBeacon Supplemental Savings Plan and (y) a lump sum payment equal to the present value of his accrued benefit under the OneBeacon Insurance Excess Benefit Plan, the amount of which will be determined at a later date.
ITEM 8.01    Other Events.
On September 28, 2017, White Mountains issued a press release announcing the closing of the Merger and the receipt of proceeds therefrom. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01    Financial Statements and Exhibits.

(b)     Pro Forma Financial Information

White Mountains is filing as Exhibit 99.2 to this Current Report on Form 8-K the following unaudited pro forma condensed consolidated financial information, which is based on the historical financial statements of White Mountains and its consolidated subsidiaries, adjusted to give effect to the Merger:

(1)	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2017; and

(2)	Unaudited Pro Forma Condensed Consolidated Statements of Operations for the years ended December 31, 2016, 2015 and 2014.

The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the years ended December 31, 2016, 2015 and 2014 give effect to the Merger as if it occurred as of January 1, 2014. White Mountains has already reflected the removal of OneBeacon's results from continuing operations in its Quarterly Report on Form 10-Q for the period ended June 30, 2017 and has not included pro forma financial statements for the statement of operations for the six months ended June 30, 2017 in this Item 9.01. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2017 gives effect to the Merger as if it had been completed as of June 30, 2017. Such unaudited pro forma condensed consolidated financial information are not necessarily indicative of the operating results or financial position that actually would have been achieved if the Merger had been in effect as of the dates and for the periods indicated or that may be achieved in future periods, and should be read in conjunction with White Mountains’s historical financial statements.

(d) Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Investment Management Agreement, dated as of September 28, 2017, by and between White Mountains Advisors LLC and OneBeacon Insurance Group, Ltd.
99.1	Press Release, dated as of September 28, 2017
99.2	Unaudited Pro Forma Condensed Consolidated Financial Statements

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
Date: September 28, 2017	By:	/s/ J. BRIAN PALMER J. Brian Palmer Managing Director and Chief Accounting Officer

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